For Immediate Release: Thursday, Feb. 28, 2019

GM’s Batey to Retire After 40 Years of Service

Barry Engle Named to New Role of Executive Vice President and
President, The Americas
Julian Blissett Named Senior Vice President, International Operations

DETROIT — General Motors Co. (NYSE: GM) today announced that Alan S. Batey, executive vice president and president, North America, has elected to retire after 40 years with the company.

GM also announced that Barry Engle, currently executive vice president and president, GM International, will succeed Batey in leading North America and will maintain his current responsibilities for GM’s operations in South America. With this role, Engle is named to the new position of executive vice president and president, The Americas. Engle’s appointment is effective April 1. He will report to GM Chairman and CEO Mary Barra.

Batey will remain on as an advisor to Engle to assist in a smooth transition.

Julian Blissett, currently GM-SAIC executive vice president in China, is named senior vice president, International Operations. Blissett will have responsibility for GM’s operations outside of The Americas and China. Blissett will also report to Barra.

“As our company continues to streamline operations, simplify our systems and refine our global go-to-market strategies, I see Barry as the perfect leader to continue our transformation in each of these markets,” said Barra. “Alan and his team have achieved record financial performance and created a customer-focused foundation, and we greatly appreciate what he has contributed to GM over his almost 40 years of service across the globe.”

Batey has been in his current position since 2014 and has led Global Chevrolet since July 2013. He also served as GM vice president, U.S. Sales and Service and interim GM chief marketing officer from 2012 to 2013; and vice president, U.S. Chevrolet Sales and Service, from 2010 to 2012. A native of the United Kingdom, Batey began his General Motors career in 1979.

Throughout his career he has held several senior management positions of increasing responsibility for GM in the United Kingdom, Switzerland, United Arab Emirates, the Netherlands, Germany, Korea and Australia.

Engle joined GM as executive vice president and president, South America, in September 2015. In October 2017 it was announced that his duties would expand to include all operations outside North America and China.

Engle has lived and worked around the globe, running businesses in Latin America, Europe and Asia, as well as the US and Canada. His automotive experience includes 13 years with Ford Motor Company, before going on to become the President and CEO of New Holland Agricultural Equipment, the CEO of THINK (an EV start up) and the CEO of Agility Fuel Systems (a private equity backed Tier 1 supplier). Engle also has automotive retail experience, having been a Chrysler Plymouth Jeep dealer.

Blissett has been executive vice president of SAIC-GM since 2014. Prior to that, he held a variety of management positions in GM’s International Operations, including vice president of New Business Development and Alliances from 2011 to 2014 and executive director of Manufacturing Engineering from 2010 to 2011. He began his career with GM as Central Engineering manager for Opel Polska.

Prior to joining GM, Blissett worked for Nissan Motor Manufacturing U.K. Ltd. for eight years in manufacturing engineering and production leadership in the U.K. and Japan.

Blissett holds a bachelor’s degree in engineering and business studies from Sheffield Hallam University in the U.K. and is a Charted Engineer of the Institute of Electrical Engineers.

General Motors (NYSE:GM) is committed to delivering safer, better and more sustainable ways for people to get around. General Motors, its subsidiaries and its joint venture entities sell vehicles under the Cadillac, Chevrolet, Baojun, Buick, GMC, Holden, Jiefang and Wuling brands. More information on the company and its subsidiaries, including OnStar, a global leader in vehicle safety and security services, Maven, its personal mobility brand, and Cruise, its autonomous vehicle ride-sharing company, can be found at http://www.gm.com.

###

CONTACT:
Pat Morrissey
Director, GM Corporate News Relations
313-407-4548
patrick.e.morrissey@gm.com